                   DiVall Insured Income Properties 2, L.P.

                                QUARTERLY NEWS

================================================================================
  A publication of The Provo Group, Inc.              SECOND QUARTER 2001

Consent Results: DON'T SELL!

The results of the consents have been tabulated. The majority of partners voted not to sell the Partnership. Twenty-six percent (26%) of investors voted to
---
sell, which was significantly below the majority required of fifty-one percent (51%). Therefore, we will continue to operate the Partnership. As noted in the previous Quarterly Newsletter, another consent will be sent out in May 2003, unless an earlier sale opportunity is deemed appropriate by the General Partner and the Advisory Board.

I voted to sell. now what? So far this year, 3 tender offers have been made for DiVall 2. There is a lot of interest in this Partnership, and therefore, offers will likely continue to be made. One option is to wait for one of these offers. A second option is to contact our offices. We have a listing of secondary market brokers we can forward to you. Please note, when selling on the secondary market (or in the case of a tender offer), you will be selling at a discounted rate. A final option is to continue to hold your units. Last year the Partnership paid over a 9% return (based on a value of $500 per unit). Therefore, if you plan to reinvest the money after you sell your units, investigate the marketplace first! For example, if you sell your units for $425 and you own 10 units; you would receive $4,250. If you reinvest the proceeds in a five year corporate bond at a 6.5% yield, you would earn $266 per year. Last year ten units earned $460 in DiVall 2.

To sell or not to sell was the investors decision. We feel this majority decision was appropriate given the uncertainty, in the marketplace, of alternative investments. For the most part, investors understand what has happened with this portfolio. However, we do still receive calls from investors who cannot understand why, how, or when the value went from $1,000 per unit to $500 per unit. Therefore, we would like to take the time to show how the portfolio has actually appreciated in value.

     Initial Investment............................................  $1,000
     Offering Costs (See Note 1 below).............................    (150)
     Dollars misappropriated by original General Partner...........     (80)
                                                                     ------
     Remaining initial investment..................................  $  770

     Return of capital paid to date (See Note 2 below).............    (315)
                                                                     ------
     Remaining initial investment..................................  $  455
                                                                     ======

The estimated net unit value as of December 31, 2000 was $505 per unit or $50 more than the actual remaining investment at cost. The Partnership has paid out a range of distributions from $1,079 to $881, the amount includes return of capital payments. The range depends on when an investor purchased their units. (The offering lasted from June 30, 1988 - February 1990).

Note 1: When your investment was made, 15% was immediately taken off the top as fees per the offering circular. This was for marketing costs and brokers' commissions. These costs could only be recovered over time by "appreciation" in the assets.

Note 2: This money is an actual return of your original investment. It occurs when a property is sold or principal payments are received on equipment leases. The return of capital paid to each investor varies according to when you received your first distribution payment. The range of return of capital payments is from $289 to $326.

Page 2                               DiVall 2                             2 Q 01

                            Distribution Highlights

 .    The Second Quarter distribution represents an approximate 9.5% annualized return from operations based on $23,800,000 (estimated net asset value as of 12/31/00).

 .    $565,000 total amount distributed for the Second Quarter 2001 which is
     $40,000 higher than originally projected.


 .    $12.21 per unit (approx.) for the Second Quarter 2001.

 .    $1,079.00 to $881.00 range of distributions per unit from the first unit
                                                                   -----
     sold to the last unit sold before the offering closed (February 1990),
                 ----
     respectively. (NOTE: Distributions are from both cash flow from operations
                                                 ----
     and "net" cash activity from financing and investing activities.)

                   _________________________________________

                 Statements of Income and Cash Flow Highlights

 .    There was a 37% increase in operating revenues. This is primarily due to the termination fees of $157,000 received from the Hardee's (Milwaukee, WI) property. Although only one installment has been recorded, accounting procedures require us to recognize the entire amount as income. For more information see Hardee's under Property Highlights. Additionally, Blockbuster renewed their lease, which was not expected.

 .    There was a 4% increase in operating expenses. This is primarily due to higher than anticipated legal fees.

                              Property Highlights
Receivables:

 .    Mulberry Street Grill (Formerly Mr. Munchies, Phoenix, AZ) was delinquent at June 30, 2001, in the amount of $32,263.30. We have moved forward with a lawsuit against this tenant. Additionally, we are holding a security deposit of $15,833.33 which will be applied to past due rent once the lawsuit is settled.

 .    Village Inn (Grand Forks, ND) was delinquent at June 30, 2001, in the amount of $530. This amount represents late fees.

 .    KFC ( Santa Fe, NM) was delinquent at June 30, 2001, in the amount of
     $5,000. One-half of the balance due was collected in the month of July and we fully expect to collect the remaining balance within the next several weeks.

Page 3                               DiVall     2                         2 Q 01


HARDEE'S Terminates, But New Tenants Arrive!!

As we reported to you last quarter, the Hardee's in Milwaukee, WI terminated their lease and vacated the property. The termination fee of $157,000 (or two years rent) will be paid in four installments and the first installment has already been received. We had a lot of interest in this property and have already signed a ten (10) year lease deal with Omega Restaurants. The concept will be Greek restaurant and it is the owner's third location in the area. The annual rent is $84,000 with 4% annual increases and rent will commence in October of this year. (Hardee's was paying an annual rent of $76,000 with no increases).

The Hardee's in South Milwaukee, WI has also vacated the property. However, this lease expires in November of this year, and therefore, no termination fee was collected. We will continue to collect rent on this property through the lease expiration. We have had interest in this property from various restaurant operators.


        _________________________________________________________________

Contact Us:

          ------------------------------------------------------------
                             The Provo Group, Inc.

                         101 W. 11/th/ Street, Suite 1110
                             Kansas City, MO 64105

                             TOLL FREE 800-547-7686
                               OR (816) 421-7444
                               (816) 221-2130 FAX

                            mevans@theprovogroup.com

          ------------------------------------------------------------

           The Next distribution will be mailed on November 15, 2001.

      ----------------------------------------------------------------------------------------------------------------

                                          DIVALL INSURED INCOME PROPERTIES 2 L.P.
                                        STATEMENTS OF INCOME AND CASH FLOW CHANGES
                                      FOR THE THREE MONTH PERIOD ENDED JUNE 30, 2001

      ------------------------------------------------------------------------------------------------------------------
                                                                                 PROJECTED         ACTUAL      VARIANCE
                                                                                -----------    ------------   ----------
                                                                                    2nd             2nd
                                                                                  QUARTER         QUARTER      BETTER
           OPERATING REVENUES                                                     06/30/01        06/30/01     (WORSE)
                                                                                -----------    ------------    -------
             Rental income                                                      $   528,624    $    577,644   $   49,020
             Interest income                                                         14,600          11,584       (3,016)
             Lease Termination Fee                                                        0         157,000      157,000
             Other income                                                                 0           1,525        1,525
                                                                                -----------    ------------   ----------
           TOTAL OPERATING REVENUES                                             $   543,224    $    747,753   $  204,529
                                                                                -----------    ------------   ----------
           OPERATING EXPENSES
             Insurance                                                          $     4,908    $      6,827   $   (1,919)
             Management fees                                                         47,910          48,505         (595)
             Overhead allowance                                                       3,870           3,918          (48)
             Advisory Board                                                           3,989           2,188        1,802
             Administrative                                                          27,400          26,491          909
             Professional services                                                   10,210          11,733       (1,523)
             Auditing                                                                13,175          13,538         (363)
             Legal                                                                    6,000           8,206       (2,206)
             Defaulted tenants                                                          300           1,205         (905)
                                                                                -----------    ------------   ----------
           TOTAL OPERATING EXPENSES                                             $   117,762    $    122,609   $   (4,847)
                                                                                -----------    ------------   ----------
           GROUND RENT                                                          $    16,650    $     18,951   $   (2,301)
                                                                                -----------    ------------   ----------
           INVESTIGATION AND RESTORATION EXPENSES                               $         0    $         56   $      (56)
                                                                                -----------    ------------   ----------
           NON-OPERATING EXPENSES
             Uncollectible Receivable                                           $         0    $      7,561   $   (7,561)
             Depreciation                                                            86,100          86,100           (0)
             Amortization                                                             2,787          11,947       (9,160)
                                                                                -----------    ------------   ----------
           TOTAL NON-OPERATING EXPENSES                                         $    88,887    $    105,608   $  (16,721)
                                                                                -----------    ------------   ----------
           TOTAL EXPENSES                                                       $   223,299    $    247,224   $  (23,925)
                                                                                -----------    ------------   ----------
           NET INCOME (LOSS)                                                    $   319,925    $    500,529   $  180,604
           OPERATING CASH RECONCILIATION:
                                                                                                               VARIANCE
                                                                                                              ----------
             Depreciation and amortization                                           88,887          98,047        9,160
             Recovery of amounts previously written off                                   0          (1,391)      (1,391)
             (Increase) Decrease in current assets                                      585          22,813       22,228
             Increase (Decrease) in current liabilities                              11,267         (16,564)     (27,831)
             (Increase) Decrease in cash reserved for payables                      (12,547)         21,561       34,108
             Advance from/(to) current cash flows for future distributions          117,500         117,500            0
                                                                                -----------    ------------   -----------
           Net Cash Provided From Operating Activities                          $   525,617    $    742,495   $  216,878
                                                                                -----------    ------------   -----------
           CASH FLOWS FROM (USED IN) INVESTING
             AND FINANCING ACTIVITIES
             Recoveries from former general partners                                      0           1,391        1,391
             Notes Receivable- Hardee's Food Systems                                      0        (117,750)    (117,750)
             Investment in Deferred Leasing Commissions                                   0         (59,069)     (59,069)
                                                                                -----------    -------------  -----------
           Net Cash Provided From Investing And Financing
             Activities                                                         $         0        (175,429)  $ (175,429)
                                                                                -----------    -------------  -----------

           Total Cash Flow For Quarter                                          $   525,617    $    567,067   $   41,450

           Cash Balance Beginning of Period                                       1,038,148       1,025,117      (13,031)
           Less 1st quarter distributions paid 5/01                                (525,000)       (540,000)     (15,000)
           Change in cash reserved for payables or future distributions            (104,953)       (139,061)     (34,108)
                                                                                -----------    -------------  -----------
           Cash Balance End of Period                                           $   933,812    $    913,123   $  (20,689)

           Cash reserved for 2nd quarter L.P. distributions                        (525,000)       (565,000)     (40,000)
           Cash reserved for payment of accrued expenses                           (135,435)       (136,950)      (1,515)
           Cash advanced from (reserved for) future distributions                  (156,250)       (156,250)           0
                                                                                -----------    ------------   ----------
           Unrestricted Cash Balance End of Period                              $   117,127    $     54,923   $  (62,204)
                                                                                ===========    ============   ==========
      ------------------------------------------------------------------------------------------------------------------
                                                                                 PROJECTED         ACTUAL      VARIANCE
                                                                                ----------------------------------------
       *   Quarterly Distribution                                               $   525,000    $    565,000   $   40,000
           Mailing Date                                                           08/15/01      (enclosed)    -
------------------------------------------------------------------------------------------------------------------------
       * Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR
DISCUSSION PURPOSES


                     DIVALL INSURED INCOME PROPERTIES 2 LP
                             2001 PROPERTY SUMMARY
                        AND RELATED  ESTIMATED RECEIPTS

PORTFOLIO        (Note 1)
                                    --------------------------   -------------------------------------- ----------------------------
                                             REAL ESTATE                       EQUIPMENT                            TOTALS
                                    --------------------------   --------------------------------------  ---------------------------
                                               ANNUAL              LEASE               ANNUAL
----------------------------------              BASE     %       EXPIRATION            LEASE      % *               ANNUAL
CONCEPT             LOCATION           COST     RENT    YIELD       DATE       COST    RECEIPTS  RETURN    COST    RECEIPTS  RETURN
----------------------------------  --------------------------   --------------------------------------  ---------------------------
APPLEBEE'S          COLUMBUS, OH     1,059,465 135,780  12.82%                 84,500        0    0.00%  1,143,965  135,780  11.87%

BLOCKBUSTER         OGDEN, UT          646,425 100,670  15.57%                                             646,425  100,670  15.57%

DENNY'S             PHOENIX, AZ        972,726  65,000   6.68%                183,239        0    0.00%  1,155,965   65,000   5.62%
DENNY'S             PHOENIX, AZ        865,900  90,000  10.39%                221,237        0    0.00%  1,087,137   90,000   8.28%
FIESTA TIME         TWIN FALLS, ID     699,032  85,800  12.27%                190,000        0    0.00%    889,032   85,800   9.65%
MULBERRY ST GRILL   PHOENIX, AZ        500,000  61,200  12.24%                 14,259        0    0.00%    514,259   61,200  11.90%

HARDEE'S (5)        S MILWAUKEE, WI    808,032  58,667   7.26%                                             808,032   58,667   7.26%
HARDEE'S (5)        HARTFORD, WI       686,563  64,000   9.32%                                             686,563   64,000   9.32%
HARDEE'S (5) (6)    MILWAUKEE, WI    1,010,045  25,333   2.51%           (4)  260,000        0    0.00%  1,421,983   25,333   1.78%
                                                                              151,938        0    0.00%
HARDEE'S (5)        FOND DU LAC, WI    849,767  88,000  10.36%           (4)  290,469        0    0.00%  1,140,236   88,000   7.72%
HARDEE'S (5)        MILWAUKEE, WI            0       0   0.00%                780,000        0    0.00%    780,000        0   0.00%

HOOTER'S            R. HILLS, TX     1,246,719  95,000   7.62%                                           1,246,719   95,000   7.62%

HOSTETTLER'S        DES MOINES, IA     845,000  60,000   7.10%                 52,813        0    0.00%    897,813   60,000   6.68%

KFC                 SANTA FE, NM       451,230  60,000  13.30%                                             451,230   60,000  13.30%

MIAMI SUBS          PALM BEACH, FL     743,625  54,000   7.26%                                             743,625   54,000   7.26%

--------------------------------------------------------------   -------------------------------------- ----------------------------

Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.
     2: Rent is based on 12.5% of monthly sales. Rent projected for 2000 is based on 1999 sales levels.
     3: The Partnership entered into a long-term ground lease in which the
        Partnership is responsible for payment of rent.
     4: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases in November 1996.
     5: These leases were assumed by Hardee's Food Systems at a reduced rental rate from that stated in the original leases.
     6: The lease with Hardee's Food Systems was terminated as of April 30,
        2001. A new lease with Omega Restaurants was negotiated. Rent will commence October 2001.

PROJECTIONS FOR
DISCUSSION PURPOSES

                     DIVALL INSURED INCOME PROPERTIES 2 LP
                            2001 PROPERTY SUMMARY
                        AND RELATED ESTIMATED RECEIPTS

PORTFOLIO                                (Note 1)

                                                                             ----------------------------------------------------
                                                                             REAL ESTATE
                                                                             ----------------------------------------------------
                                                                                                       ANNUAL
                                                                                                        BASE               %
------------------------------------------------------------------------
CONCEPT                                  LOCATION                                       COST            RENT             YIELD
------------------------------------------------------------------------     ----------------------------------------------------
OMEGA RESTAURANTS (6)                    MILWAUKEE, WI                               1,010,045          21,000             2.08%

POPEYE'S                                 PARK FOREST, IL                               580,938          77,280            13.30%

SUNRISE PS                               PHOENIX, AZ                                 1,084,503         134,136            12.37%

VILLAGE INN                              GRAND FORKS, ND                               739,375          60,000             8.11%

WENDY'S                                  AIKEN, SC                                     633,750          90,480            14.28%
WENDY'S                                  CHARLESTION, SC                               580,938          77,280            13.30%
WENDY'S                                  N. AUGUSTA, SC                                660,156          87,780            13.30%
WENDY'S                                  AUGUSTA, GA                                   728,813          96,780            13.28%
WENDY'S                                  CHARLESTON, SC                                596,781          76,920            12.89%
WENDY'S                                  AIKEN, SC                                     776,344          96,780            12.47%
WENDY'S                                  AUGUSTA, GA                                   649,594          86,160            13.26%
WENDY'S                                  CHARLESTON, SC                                528,125          70,200            13.29%
WENDY'S                                  MT. PLEASANT, SC                              580,938          77,280            13.30%
WENDY'S                                  MARTINEZ, GA                                  633,750          84,120            13.27%

------------------------------------------------------------------------      ---------------------------------------------------

------------------------------------------------------------------------      ---------------------------------------------------
PORTFOLIO TOTALS (27 Properties)                                                    21,168,579       2,179,646            10.30%
------------------------------------------------------------------------      ---------------------------------------------------


-------------------------------------------------------------------------------------
                                 EQUIPMENT
-------------------------------------------------------------------------------------
            LEASE                                      ANNUAL
            EXPIRATION                                 LEASE            %
             DATE                COST                 RECEIPTS       RETURN
-------------------------------------------------------------------------------------
                                 260,000                0             0.00%



                                  79,219                0             0.00%
                                  19,013                0             0.00%













-------------------------------------------------------------------------------------

                            ---------------------------------------------------------
                               2,586,687                0             0.00%
                            ---------------------------------------------------------

------------------------------------------------
                         TOTALS
------------------------------------------------
                         TOTAL
      COST             RECEIPTS          RETURN
------------------------------------------------

   1,270,045            21,000            1.65%

     580,938            77,280           13.30%

   1,182,735           134,136           11.34%

     739,375            60,000            8.11%

     633,750            90,480           14.28%
     580,938            77,280           13.30%
     660,156            87,780           13.30%
     728,813            96,780           13.28%
     596,781            76,920           12.89%
     776,344            96,780           12.47%
     649,594            86,160           13.26%
     528,125            70,200           13.29%
     580,938            77,280           13.30%
     633,750            84,120           13.27%

------------------------------------------------

------------------------------------------------
  23,755,266         2,179,647            9.18%
------------------------------------------------

Note 1: This property summary includes only curent property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.

                                  Page 2 0f 2